Exhibit 99.1

HERITAGE FINANCIAL GROUP, INC.

HERITAGEBANK OF THE SOUTH

To:Directors and Executive Officers of Heritage Financial Group, Inc. (“Heritage” or “we”)

Date:June 10, 2015

Re:Notice Concerning Restrictions on Trading in Heritage Securities

This notice is to inform you of significant restrictions on your ability to deal in Heritage common stock and derivative securities, such as stock options, during an upcoming special “blackout period.” These restrictions are imposed on all directors and executive officers of Heritage by the Sarbanes-Oxley Act of 2002 and U.S. Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction). As more fully described below, during this blackout period, you will be prohibited from engaging in transactions involving Heritage equity securities (including shares of Heritage common stock, stock options and other derivatives) that you acquired in connection with your service as a director or an executive officer. We will notify you of any changes that affect the blackout period.

1.

Following the proposed merger (the “Merger”) of Heritage with Renasant Corporation (“Renasant”), all Heritage common stock in the HeritageBank of the South 401(k) Plan (the “Heritage 401(k) Plan”) will be converted into shares of Renasant common stock.  While the trustee of the Heritage 401(k) Plan is taking the steps necessary to process and implement this conversion of shares, the participants in the Heritage 401(k) Plan will be unable to direct or diversify investments in or out of the Heritage common stock fund, which constitutes a “blackout period” for the Heritage 401(k) Plan (the “Heritage 401(k) Plan blackout period”).

2.	The Merger and related transactions remain subject to approval by the stockholders of Heritage and Renasant and other customary closing conditions set forth in the merger agreement.
3.

The Heritage 401(k) Plan blackout period is expected to begin at 1:00 PM Eastern Time on June 25, 2015, and end during the week of July 13 - July 17, 2015.  We will notify you of the actual dates when known. In addition, you may obtain, without charge, the actual beginning and ending dates of the blackout period from, and may direct other inquiries about the blackout period to T. Heath Fountain at Heritage Financial Group, Inc., 721 North Westover Boulevard, Albany, Georgia 31707; telephone number (229) 878-2055.

4.

The Heritage 401(k) Plan blackout period will last for more than three business days, and the number of participants in the Heritage 401(k) Plan constitutes more than 50% of the total number of participants in all such plans sponsored by Heritage. Accordingly, pursuant to the Securities and Exchange Commission’s Regulation BTR, a corresponding blackout period will be imposed on all of Heritage’s directors and executive officers with respect to equity securities acquired in connection with their service to Heritage.

5.

During the Heritage 401(k) Plan blackout period, you are prohibited from directly or indirectly purchasing, selling or otherwise transferring any Heritage equity security that you acquired in connection with your service as a director or an executive officer. “Equity securities” are defined broadly to include stock, stock options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but also include any transaction in which you have a direct or indirect pecuniary interest. For example, you may be deemed to have an interest in transactions in Heritage equity securities held by your family members, if such securities were originally acquired in connection with your service or employment as a Heritage executive officer or director.

6.

Securities acquired “in connection with service as a director or employment as an executive officer” include, among other things, securities acquired by you under a compensatory plan or contract (such as under a stock option plan), in transactions between you and Heritage, and as shares necessary for you to qualify as a director or to satisfy minimum ownership requirements or guidelines. In addition, if you become a director or executive officer of Renasant or any of its subsidiaries in connection with or following the Merger and, in the transaction receive Renasant common stock, those shares of Renasant common stock will be considered acquired in connection with your service or employment as a director or executive officer of Heritage and subject to the trading restrictions described herein to the extent that they are received in respect of Heritage common stock that was previously acquired in connection with your service or employment as a director or executive officer of Heritage or any of its subsidiaries. Securities acquired outside of your service as a director or executive officer are not subject to this prohibition.

7.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction and may be subject to civil and criminal penalties.

The rules summarized above are complex, and the civil and criminal penalties that could be imposed upon directors and executive officers who violate them could be severe. Please contact T. Heath Fountain at (229) 420-0000 before engaging in any transaction involving Heritage securities during the Heritage 401(k) Plan blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the Heritage 401(k) Plan blackout period.